A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form SB-2/A Amendment No. 2 of Laburnum Ventures Inc. (the "Company"), of our report of November 21, 2005, except as to Note 12 which is as at April 21, 2006 on the financial statements as of October 31, 2005 and 2004 and for the periods then ended. We also consent to the reference to our firm under the heading “Experts” in the Form SB-2/A Amendment No. 2. Our report dated November 21, 2005, except as to Note 12 which is as at April 21, 2006 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Vancouver, Canada	“AMISANO HANSON”
May 17, 2006	CHARTERED ACCOUNTANTS

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net